UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 21, 2018

The Finish Line, Inc.

(Exact name of registrant as specified in its charter)

Indiana	0-20184	35-1537210
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3308 North Mitthoeffer Road

Indianapolis, Indiana 46235

(Address of principal executive offices)

(317) 899-1022

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On March 25, 2018, The Finish Line, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with JD Sports Fashion plc, a company incorporated under the laws of England and Wales (“Parent”), and Genesis Merger Sub, Inc., an Indiana corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. At the effective time of the Merger, each issued and outstanding Class A Common Share, no par value, of the Company (“Company Common Shares”) (other than shares held by the Company in treasury or owned by any subsidiary of the Company, Parent, Merger Sub, or any other subsidiary of Parent) will automatically be converted into the right to receive $13.50 in cash (the “Merger Consideration”). In addition, at the effective time of the Merger, all outstanding and unexercised Company stock options (whether vested or unvested) granted under the Company’s 2002 Stock Incentive Plan, as amended, and Amended and Restated 2009 Incentive Plan, as amended, will be cancelled and Parent, or the surviving corporation, will pay the holder of each such option an amount in cash (without interest) equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of the Company Common Shares underlying such option, and (y) the number of Company Common Shares subject to the option (net of withholding taxes and rounded down to the nearest whole cent). All Company stock options with an exercise price per share equal to or greater than the Merger Consideration will be terminated at the effective time of the Merger with no consideration paid in respect of such options. All amounts payable upon the cash-out of Company stock options will be paid by the surviving corporation no later than the first regular payroll date after the effective time of the Merger. Each award of Company restricted stock that is outstanding and unvested immediately prior to the effective time of the Merger will become fully vested and free of forfeiture restrictions immediately prior to the effective time, and each such share of restricted stock will be converted into the right to receive the Merger Consideration (net of withholding taxes).

Each of the Company, Parent, and Merger Sub has made various representations and warranties and agreed to certain covenants in the Merger Agreement, including, with respect to the Company, covenants relating to the Company’s conduct of its business between the date of the Merger Agreement and the effective time of the Merger and other matters. The Company also has agreed to other covenants in the Merger Agreement, including, without limitation, to cause a special meeting of the Company’s shareholders to be held as promptly as practicable to consider and approve the Merger Agreement and the Merger, and to file a proxy statement with the Securities and Exchange Commission (“SEC”) relating to such special meeting. Similarly, Parent has agreed to call and convene a general meeting of its shareholders to be held, subject to the filing of the Company’s Form 10-K, as promptly as practicable thereafter (taking into account customary regulatory filing preparation timelines in the United Kingdom) to obtain the approval of the Merger by Parent’s shareholders, and to file a shareholder circular with the United Kingdom Listing Authority (“UKLA”).

The Merger Agreement contains customary no-solicitation covenants restricting the Company from soliciting, encouraging, or discussing alternative acquisition proposals from third parties, and requiring the Company to maintain its recommendation to its shareholders to approve the Merger. However, prior to the Merger Agreement being approved by the Company’s shareholders, the Company may, if in receipt of an alternative acquisition proposal (obtained without breaching the foregoing restrictions) that is or is reasonably expected to lead to a “superior proposal” (as defined in the Merger Agreement), provide information to and participate in discussions with such proposing party as provided in the Merger Agreement. In addition, prior to the Merger Agreement being approved by the Company’s shareholders, solely if the failure to so change its recommendation would be a breach of its fiduciary duties under applicable law, the Company’s board of directors would be permitted to change its recommendation with respect to the Merger in response to the receipt of a superior proposal that did not result from a breach of the no-solicitation covenants, or terminate the Merger Agreement (subject to simultaneously paying the $28 million termination fee summarized below to Parent) in order to accept a superior proposal. As summarized below, if the Company’s board of directors makes such a change in recommendation, Parent would also have the right to terminate the Merger Agreement and upon such termination receive the termination fee from the Company.

Consummation of the Merger is subject to the satisfaction or, if permitted by applicable law, waiver, by Parent, the Company, or both of various conditions, including, without limitation, (i) approval of the Merger Agreement and the Merger by both the Company’s and Parent’s respective shareholders; (ii) the receipt of all required regulatory approvals; (iii) the accuracy of the parties’ respective representations and warranties and the performance of their respective obligations under the Merger Agreement; (iv) the absence of the occurrence of a material adverse effect with respect to the Company between the date of the Merger Agreement and closing; (v) no action brought by a governmental authority challenging the Merger Agreement or the Merger or seeking to compel the Company or Parent (or any of their subsidiaries) to divest of assets or take similar actions will have been initiated and still pending; (vi) the absence of any law, order, or legal injunction which prohibits the consummation of the Merger or any of the transactions contemplated by the Merger Agreement; and (vii) certain other customary conditions.

The payment of the Merger Consideration will be funded, in part, through debt financing that has been committed to Parent by Barclays Bank PLC, HSBC Bank plc, PNC Bank, National Association, and PNC Capital Markets LLC. The Merger Agreement does not contain a financing condition.

The Merger Agreement contains certain termination rights in favor of the parties, as set forth therein, including, among other things, the right of either party, subject to specified limitations, to terminate the Merger Agreement if the Merger is not consummated by September 25, 2018. Upon the termination of the Merger Agreement under specified circumstances, including the termination of the Merger Agreement by the Company to enter into a superior proposal in accordance with the terms of the Merger Agreement made by a third party, the termination of the Merger Agreement by Parent following a change in recommendation of the Merger by the Company’s board of directors, and other customary circumstances, the Company may be required to pay Parent a termination fee of $28 million. In addition, if the Merger Agreement is terminated in certain other circumstances, then the Company must pay Parent its reasonable and documented out-of-pocket fees and expenses incurred in connection with the Merger and related transactions, as well as Parent’s fees and expenses in connection with Parent’s financing of the transaction, in an aggregate amount up to $5.6 million. Any fees and expenses paid by the Company will be credited against any termination fee that may become due and payable.

The Merger Agreement, the Merger, and the transactions contemplated thereby were unanimously approved by the board of directors of the Company, acting upon the unanimous recommendation of the special committee comprised of independent directors of the Company’s board (the “Special Committee”), and unanimously approved by the board of directors of Parent. Both the board of directors of the Company and Parent have recommended that their respective shareholders approve the Merger Agreement and the Merger.

In connection with the approval by the Company’s board of the Merger Agreement and the transactions contemplated thereby, PJ Solomon Securities, LLC rendered its opinion to the Special Committee that, as of the date of the opinion and subject to the assumptions, qualifications, and limitations set forth therein, the Merger Consideration to be received by the Company’s shareholders is fair, from a financial point of view, to the Company’s shareholders. In addition, Houlihan Lokey Capital, Inc. rendered its opinion to the Special Committee that, as of the date of the opinion and subject to the assumptions, qualifications, and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Shares (other than Parent and its affiliates) was fair to such holders from a financial point of view. The Merger is expected to close as soon as practicable after the satisfaction or waiver of all the conditions to the closing in the Merger Agreement, which is currently expected to be in the second quarter of calendar year 2018.

The Merger Agreement has been included to provide investors with information regarding its terms. The representations, warranties, and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement, and may not have been intended to be statements of fact, but rather as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties, and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by the Company’s shareholders. None of the Company’s shareholders or any other third party should rely on the representations, warranties, and covenants, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the

Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, and other documents that the Company files or has filed with the SEC.

The foregoing descriptions of the Merger Agreement and the Merger are summaries, do not purport to be complete, and are qualified in their entirety by reference to the full text of the Merger Agreement, and the exhibits attached thereto, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Support Agreements

Concurrently with the entry into the Merger Agreement on March 25, 2018, all of the members of the board of directors of the Company and certain executive officers of the Company that are holders of Company Common Shares, solely in their capacities as Company shareholders have entered into a Voting and Support Agreement (the “Voting Agreement”) with Parent, pursuant to which such members of the board of directors and officers of the Company have agreed, among other things, to vote all of their Company Common Shares in favor of the approval of the Merger Agreement at the special meeting of the Company’s shareholders called to approve the Merger Agreement. The Voting Agreement will automatically terminate upon the termination of the Merger Agreement in accordance with its terms, including upon a termination of the Merger Agreement by the Company pursuant to the Company’s termination rights in the Merger Agreement, or upon any material modification or amendment to the Merger Agreement that materially reduces the Merger Consideration payable to the Company’s shareholders (other than in connection with a Company material adverse effect).

In addition, concurrently with the entry into the Merger Agreement, the majority shareholder of Parent, Pentland Group plc (“Pentland”), has delivered to Parent an Irrevocable Undertaking (the “Irrevocable Undertaking”), pursuant to which, subject to the terms of the Irrevocable Undertaking, Pentland has agreed, among other things, to vote all of its shares of Parent in favor of the approval and adoption of the Merger on the terms set forth in the Merger Agreement at the general meeting of Parent’s shareholders called to approve the Merger.

The foregoing descriptions of the Voting Agreement and Irrevocable Undertaking are summaries, do not purport to be complete, and are qualified in their entireties by reference to the full text of the Voting Agreement and Irrevocable Undertaking, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Rights Agreement First Amendment

On March 25, 2018, prior to the execution of the Merger Agreement, the board of directors of the Company approved, on the recommendation of the Special Committee, an amendment (the “Amendment to Rights Agreement”) to the Rights Agreement dated August 28, 2017 between the Company and Broadridge Corporate Issuer Solutions, Inc. (the “Rights Agreement”). The Amendment to Rights Agreement was executed on March 25, 2018, immediately prior to the execution of the Merger Agreement.

The Amendment to Rights Agreement renders the Rights Agreement inapplicable to the Merger Agreement, the Voting Agreement, the consummation of the Merger, and all other transactions contemplated thereby. Specifically, the Amendment to Rights Agreement, among other matters, provides that none of (i) the execution, delivery, or performance of the Merger Agreement (including any amendments or supplements thereto), (ii) the execution and delivery of the Voting Agreement (including any amendments or supplements thereto), (iii) the acquisition of beneficial ownership of shares of capital stock of the Company by Parent, Merger Sub, or any affiliate of Parent or Merger Sub pursuant to the Merger Agreement or the Voting Agreement, or (iv) the performance or consummation of the Merger or any other transaction contemplated by the Merger Agreement or Voting Agreement will result in Parent or any of its affiliates or associates (as such terms are defined in the Rights Agreement) being deemed an “Acquiring Person.”

Further, the Amendment to Rights Agreement provides that all rights issued and outstanding under the Rights Agreement will expire, and therefore the Rights Agreement will expire, immediately prior to the effective time of the Merger.

The foregoing description of the Amendment to Rights Agreement is a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Rights Agreement and the Amendment to Rights Agreement, copies of which are attached as Exhibit 4.1 to the Registration Statement on Form 8-A filed by the Company with the SEC on August 28, 2017, and Exhibit 4.2 to this Current Report on Form 8-K, respectively, and incorporated by reference herein.

Forward-Looking Statements

Certain statements in this report, including those regarding the proposed transaction between the Company, Parent, and Merger Sub, the expected timetable for completing the proposed transaction, and the potential benefits created by the proposed transaction, are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “believe,” “expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “potential,” “continue,” or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, Parent, or Merger Sub. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include, but are not limited to: the failure of the proposed transaction to close in a timely manner or at all; the effects of the announcement or pendency of the proposed transaction on the Company and its business; the nature, cost, and outcome of any litigation related to the proposed transaction; general economic conditions; the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor); the availability and timely receipt of products; the ability to timely fulfill and ship products to customers; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending as well as increases in utility, freight, and product costs; product demand and market acceptance risks; the inability to locate and obtain or retain acceptable lease terms for the Company’s stores; the effect of competitive products and pricing; loss of key employees; cybersecurity risks, including breach of customer data; the potential impact of legal or regulatory changes, including the impact of the U.S. Tax Cuts and Jobs Act of 2017; interest rate levels; the impact of inflation; a major failure of technology and information systems; and the other risks detailed in the Company’s SEC filings. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. Investors and shareholders are also urged to read the risk factors set forth in the proxy statement carefully when they are available.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the developments and future events concerning the Company, Parent, and Merger Sub set forth in this report may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. The Company assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Additional Information for Shareholders

This report relates to the proposed Merger transaction between the Company, Parent, and Merger Sub. The proposed Merger will be submitted to the Company’s and Parent’s shareholders for their consideration and approval. In connection with the proposed Merger, the Company and Parent will file relevant materials with (i) the SEC, including a proxy statement of the Company, and (ii) the UKLA in the U.K., including a circular of Parent. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company, and a circular will be mailed to the shareholders of Parent. This report is not a substitute for the proxy statement, circular, or other document(s) that the Company and/or Parent may file with the SEC or the UKLA in connection with the proposed transaction. The Company’s and Parent’s shareholders are urged to read the proxy statement and other documents filed with the SEC and the U.K. circular regarding the proposed Merger transaction when they become available because they will contain important information about the Company, Parent, and the proposed Merger transaction itself. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. The Company’s shareholders also will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Finish Line, Inc., 3308 N. Mitthoeffer Road, Indianapolis, Indiana 46235, Attention: Corporate Secretary, or by calling (317) 899-1022, or from the Company’s website at www.finishline.com under the tab “Investor Relations – Financials & SEC Filings.” The information available through the Company’s website is not and shall not be deemed part of this document or incorporated by reference into other filings the Company makes with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The Company, Parent, and their respective directors and certain of their officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the special meeting of shareholders that will be held to consider the matters to be approved by the Company’s shareholders in connection with the Merger transaction. Information about the Company’s directors and executive officers and their ownership of the Company Common Shares is set forth in the proxy statement for the Company’s 2017 annual meeting of shareholders, as filed with the SEC on Schedule 14A on June 2, 2017. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the caption “Rights Agreement First Amendment” is incorporated by reference herein.

Item 5.01 Change in Control of Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the caption “Merger Agreement” is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2018, the board of directors of the Company terminated the Company’s Non-Employee Director Stock Option Plan (the “Directors Plan”) effective immediately, which provided for awards of options to non-employee members of the Company’s board of directors. At the time of termination, there were no option awards outstanding under the Directors Plan. The board of directors did not adopt a plan to replace the Directors Plan.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 25, 2018, prior to the execution of the Merger Agreement, the board of directors of the Company adopted an amendment to the Bylaws of the Company (the “Bylaws Amendment”), adding a new Article 11, which provides that, unless the Company consents in writing to the selection of an alternative forum, the federal and state courts located in Marion County, Indiana, shall be the sole and exclusive forum for certain specified corporate law-based suits involving the Company.

The foregoing description of the Bylaws Amendment is a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Bylaws Amendment, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01 Other Events.

In connection with the execution of the Merger Agreement discussed in Item 1.01 above on March 26, 2018, the Company and Parent each issued press releases. Copies of the press releases are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger by and among JD Sports Fashion plc, Genesis Merger Sub, Inc., and The Finish Line, Inc. dated as of March 25, 2018.

3.1	Amendment to the Bylaws of The Finish Line, Inc. dated March 25, 2018.

3.2	Bylaws of The Finish Line, Inc. (incorporated by reference herein to Exhibit 3.2 of the registrant’s Annual Report on Form 10-K filed with the SEC on April 29, 2015).

4.1	Rights Agreement, dated as of August 28, 2017, between The Finish Line, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (which includes the Form of Right Certificate as Exhibit B thereto) (incorporated by reference herein to Exhibit 4.1 of the registrant’s Registration Statement on Form 8-A (File No. 001-38194) filed with the SEC on August 28, 2017).

4.2	First Amendment to Rights Agreement between The Finish Line, Inc. and Broadridge Corporate Issuer Solutions, Inc. dated March 25, 2018.

10.1	Voting and Support Agreement by and among JD Sports Fashion plc, Genesis Merger Sub, Inc., and certain Shareholders of The Finish Line, Inc. dated as of March 25, 2018.

10.2	Irrevocable Undertaking by Pentland Group plc dated March 25, 2018.

99.1	Press Release of the Company dated March 26, 2018.

99.2	Press Release of Parent dated March 26, 2018.

*	The Company has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of any omitted schedule or similar attachment to the SEC upon request; provided that, the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or attachment so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Finish Line, Inc.
Date: March 26, 2018

	By:	/s/ Edward W. Wilhelm
Printed Name: Edward W. Wilhelm
Title: Executive Vice President, Chief Financial Officer